SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2008

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

201 Spear Street, 3rd Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 29, 2008, Medivation, Inc. (“Medivation”) entered into a Collaboration Agreement with Pfizer Inc. (“Pfizer”), pursuant to which Medivation and Pfizer will develop and commercialize Dimebon, Medivation’s investigational drug for treatment of Alzheimer’s disease and Huntington’s disease. The agreement is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Dimebon currently is being evaluated in an international, confirmatory Phase III trial in patients with mild-to-moderate Alzheimer’s disease. Medivation and Pfizer will collaborate on development of Dimebon for Alzheimer’s disease and Huntington’s disease for the United States market, including associated regulatory filings with the United States Food and Drug Administration. In addition, following FDA approval and launch of Dimebon in the United States, Medivation and Pfizer will co-promote Dimebon to specialty physicians in the United States, and Pfizer will promote Dimebon to primary care physicians in the United States. Pfizer will be responsible for development and seeking regulatory approval for, and commercialization of, Dimebon outside the United States. After a period of transition to Pfizer, it will be responsible for all manufacture of product for both clinical and commercial purposes. Both parties have agreed not to commercialize any product directed to the same primary molecular target as Dimebon for a specified time period, subject to certain exceptions.

The agreement establishes several joint committees consisting of an equal number of representatives from both parties that will operate by consensus to oversee the collaboration. In the event that a joint committee is unable to reach consensus on a particular issue, then depending on the issue, a dispute may be decided at the joint committee level by the party with the final decision on the issue or escalated to senior management of the parties. If a dispute is escalated to senior management and no consensus is reached, then the dispute may be decided by the party with the final decision on such issue. Other issues can only be decided by consensus of the parties, and unless and until the parties’ representatives reach agreement on such issue, no decision on such issue will be made, and the status quo will be maintained.

Medivation will receive an up-front cash payment of $225 million. Medivation also is eligible to receive payments of up to $500 million upon the attainment of development and regulatory milestones plus additional milestone payments upon the achievement of certain net sales levels for the product. Medivation and Pfizer will share the costs and expenses of developing and commercializing Dimebon for the United States market on a 60%/40% basis, with Pfizer assuming the larger share, and the parties will share profits (or losses) resulting from the commercialization of Dimebon in the United States in such proportions. Outside the United States, Pfizer will bear all development and commercialization costs and will pay Medivation tiered royalties on the aggregate net sales of Dimebon.

Medivation is permitted to terminate the Collaboration Agreement for an uncured material breach by Pfizer. Pfizer has a right to terminate the Collaboration Agreement unilaterally, after 18 months following Dimebon’s first commercial sale, but can earlier terminate at its discretion with advance written notice to Medivation if clinical data for Dimebon generated after the effective date does not meet certain specified criteria or if regulatory approval is conditioned or delayed. In the event of an uncured material breach of the Collaboration Agreement by Medivation, Pfizer may elect either to terminate the Collaboration Agreement or to keep the Collaboration Agreement in place, but terminate Medivation’s right to participate in development, commercialization (other than co-promoting Dimebon) and other activities for Dimebon, including the joint committees and decision making for Dimebon. However, such termination would not affect Medivation’s financial return or, unless there is an uncured material breach by Medivation of its co-promotion obligations, Medivation’s co-promotion rights. Following any termination of the Collaboration Agreement, all rights to develop and commercialize Dimebon will revert to Medivation, and Pfizer will grant a license to Medivation to enable Medivation to continue such development and commercialization, and will supply product to Medivation during a specified transition period.

A copy of the joint press release issued by the Company and Pfizer, entitled “Pfizer and Medivation Enter Into Global Agreement to Co-Develop and Market Dimebon for the Treatment of Alzheimer’s and Huntington’s Diseases,” announcing the transaction is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated September 3, 2008, entitled “Pfizer and Medivation Enter Into Global Agreement to Co-Develop and Market Dimebon for the Treatment of Alzheimer’s and Huntington’s Diseases.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: September 3, 2008	By:	/s/ C. Patrick Machado
C. Patrick Machado
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

99.1	Press release, dated September 3, 2008, entitled “Pfizer and Medivation Enter Into Global Agreement to Co-Develop and Market Dimebon for the Treatment of Alzheimer’s and Huntington’s Diseases.”